Exhibit 21.1

List of Subsidiaries

Magnite CTV, Inc.
SpotX, Inc.
Magnite Australia PTY Limited
Magnite Servicos De Internet Ltda
Magnite SARL
Magnite GmbH
Magnite S.R.L.
Magnite K.K.
The Rubicon Project Netherlands B.V.
Magnite Singapore Pte Ltd.
Magnite Ltd
Magnite Canada, Inc.
SlimCut Media Canada Inc.
Magnite Apex, Inc.
5 Moon Media LLC
Magnite Bell, Inc.
Rubicon Project Unlatch, Inc.
Magnite Hopper, Inc.
Rubicon Project Daylight, Inc.
Project Daylight, LLC
The Rubicon Project Canada ULC
Telaria Ltd.
Magnite Holdings Pty Ltd
Magnite CTV Pty Ltd
Telaria (Singapore) Pte Ltd
Telaria SDN. BHD.
Magnite CTV (NZ) Limited
SpringServe, Inc.
SpotX Limited
SpotX Australia Pty Ltd
SpotX Singapore Pty Ltd
SpotX Japan G.K.